          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                    EXHIBIT 10.6

                                LICENSE AGREEMENT
                                -----------------

     This Agreement, made and entered into this 6th day of June 1990, by and between Biogen, Inc. a Massachusetts corporation, of 14 Cambridge Center, Cambridge, MA 02142 ("BIOGEN") and Health Research, Inc., a not-for-profit corporation of 1683 Empire State Plaza, Albany, New York 12237 ("HRI").

     WHEREAS, HRI is a co-owner with BIOGEN of the Licensed Patent Rights (as herein defined); and

     WHEREAS, BIOGEN desires to become exclusively licensed to HRI's rights in the Licensed Patent Rights.

     NOW, THEREFORE, for good and valuable consideration and upon the mutual covenants and promises hereinafter set forth, the parties agree as follows:

1.   DEFINITIONS
     -----------

     1.1 "Affiliates" shall mean any corporation, partnership, or other business organization which directly or indirectly controls, is controlled by, or is under common control with BIOGEN. For purposes of this Agreement, "control" shall mean the holding directly or indirectly of fifty percent (50%) or more of the voting stock or other ownership interest of the corporation or business entity involved.

     1.2 "Licensed Patent Rights" shall mean the co-owned BIOGEN and HRI patent application listed in Exhibit A, attached hereto, and any foreign counterpart patent applications and any patents which issue therefrom, together with any extensions, reissues, renewals, divisions, continuations or continuations-in-part thereof, and any other co-owned BIOGEN and HRI patent applications or patents describing or arising out of the inventions covered by the patent application listed in Exhibit A.

     1.3 "Licensed Product(s)" shall mean any product which falls within the scope of a claim of the Licensed Patent Rights or is made in whole or in part in accordance with a process which falls within the scope of a claim of the Licensed Patent Rights.

     1.4 "Net Sales" shall mean the gross invoice price of Licensed Product(s) sold in any country by BIOGEN or its Affiliates to any party other than sublicensees, less deductions for (i) any sales taxes, excise taxes and duties,
(ii) packaging, shipping, handling and insurance charges, (iii) allowances and adjustments for spoiled, damages, outdated or returned Licensed Product(s), and
(iv) trade discounts, to the extent such deductions are actually billed or credited to the customer. Sales or transfers of Licensed Product(s) between BIOGEN and its Affiliates shall not be deemed Net Sales unless BIOGEN or its Affiliates are the end users of the Licensed Product(s).

     1.5 "Sublicense Income" shall mean the royalty income actually received by BIOGEN or its Affiliates from the sale of Licensed Product(s) by BIOGEN's sublicensees, less deductions for any withholding or other taxes. It is agreed that royalty income shall not include payments BIOGEN or its Affiliates receive from the supply of material, equipment, know-how,

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

technical information and the like to BIOGEN's sublicensees, and shall not include the sales or transfers of Licensed Product(s) between BIOGEN or its Affiliates and the sublicensees unless the sublicensees are the end users of the Licensed Product(s).

2.   LICENSE GRANT
     -------------

     2.1 Subject to the terms and conditions hereinafter set forth, HRI hereby grants to BIOGEN and its Affiliates a worldwide license, with the right to grant sublicenses, under the Licensed Patent Rights to make, have made, use, sell, and have sold Licensed Product(s). Such license shall be exclusive except that HRI reserves the right to use the Licensed Patent Rights for noncommercial research and educational purposes.

3.   PAYMENTS
     --------

     3.1 In consideration for the contribution to the scientific and technical developments relating to Licensed Products by the HRI, BIOGEN shall pay the following non-refundable fees to HRI:

     (a) Five thousand U.S. Dollars $5,000 within thirty (30) days of execution of this Agreement.

     (b) Seven thousand five hundred U.S. dollars $7,500 within thirty (30) days of BIOGEN's submission of the first Investigational New Drug application to the United States Food and Drug Administration ("FDA") for a Licensed Product.

     (c) Fifteen thousand U.S. dollars $15,000 within thirty (30) days of Biogen's submission of the first New Drug Application to the FDA for a Licensed Product.

     (d) Twenty-five thousand U.S. dollars $25,000 within thirty (30) days of the FDA's approval of Biogen's first New Drug Application for a Licensed Product.

     3.2 In consideration for the rights granted by HRI to BIOGEN hereunder, BIOGEN shall pay to HRI:

     (a) A minimum annual royalty of [**] U.S. dollars [**] beginning with the calendar year following the first sale of Licensed Product.

     (b) A royalty on the cumulative annual Net Sales of Licensed Product according to the following schedule:

         Cumulative Annual Net Sales                Royalty Percentage
         ---------------------------                ------------------

         [**] Million U.S. Dollars                          [**]
         [**] Million U.S. Dollars                          [**]
         [**] Million U.S. Dollars                          [**]
         [**] Million U.S. Dollars & Greater                [**]

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


     (c) A royalty of [**] of the Sublicense Income received by BIOGEN and its Affiliates.

     3.3 BIOGEN shall be entitled to credit any minimum annual royalty paid to HRI in a calendar year pursuant to Section 3.2(a) against any royalties earned in that same calendar year and due to HRI pursuant to Section 3.2(b).

     3.4 Unless this Agreement is terminated pursuant to Article 9, BIOGEN shall, within sixty (60) days after the last days of June and December in each year during the term of this Agreement, provide HRI with an accounting of Net Sales and/or Sublicense Income for the immediately preceding six (6) month period (the Royalty Period). Further, BIOGEN shall provide HRI with an accounting of the royalties due with respect to the preceding six (6) month period and shall, at the time when it delivers such account, make payment of the amount of royalty payment due under this Article 3.

     3.5 BIOGEN shall keep (or cause to be kept) and maintain complete and accurate records of its Net Sales and Sublicense Income in accordance with generally accepted accounting procedures. Such records shall be accessible for review by HRI or by an independent certified public accountant selected and paid for by HRI and acceptable to BIOGEN (which acceptance shall not be unreasonably withheld), not more than once a year at any reasonable time during business hours within one (1) year after the end of the royalty period to which such records relate, for the purpose of verifying any royalty due thereon. The individual conducting such review shall disclose to HRI only information relating to the accuracy of the records kept and the payments made, shall be under a duty to keep confidential any other information gleaned from such records.

     3.6 All monies to be paid to HRI shall be made and computed in United States Dollars, and BIOGEN shall use its reasonable efforts to convert royalty payments payable on Net Sales and Sublicense income in any country foreign to United States Dollars; provided, however, that if conversion to and transfer of Dollars cannot be made by BIOGEN in any country for any reason, BIOGEN may pay such sums in the currency of the country in which such sales are made, deposited in HRI's name in a bank designated by HRI in any such country. The rate of exchange of local currencies to United States Dollars shall be at the rate of exchange in force on the last business day of the Royalty Period as reported by The Wall Street Journal.

     3.7 If BIOGEN or its Affiliates or their sublicensees, in order to operate under or exploit the licenses granted under Article 2 of this Agreement in any country, is required to make any payment (including, but not limited to, royalties, up-front payments, option fees or license fees) to one or more third parties to obtain a license or similar right in the absence of which the Licensed Products could not be used, manufactured or sold in such country without violating the property, patent or other right of a third party, BIOGEN may deduct from royalties otherwise payable to HRI an amount equal to such payments made during the same Royalty Period to such third party, provided that
(a) the royalties paid to HRI for such Royalty Period shall not be reduced on any payment date by more than [**] and (b) BIOGEN provides HRI with evidence, reasonably satisfactory to HRI, of such third-party payments.

4.   COMMERCIALIZATION
     -----------------

     4.1 BIOGEN agrees to use reasonable commercial efforts to research and develop, obtain regulatory approval and commercialize Licensed Product(s) in the United States and agrees to provide HRI with written annual reports on such efforts.

     4.2 BIOGEN shall not use the name of HRI, the New York State Department of Health or New York State in any advertising or promotional sales literature without the prior written consent of HRI, except that BIOGEN may state that it is licensed by HRI under the Licensed Patents Rights.

5.   WARRANTIES
     ----------

     5.1 Each party represents and warrants that it has the full power and authority to enter into this Agreement and that entering into this Agreement does not breach any existing agreements already signed by that party.

     5.2 Nothing herein contained shall be construed by either party hereto as a representation or warranty that the exercise of the licensed rights will not constitute an infringement of the intellectual property rights of third parties.

     5.3 BIOGEN agrees that HRI shall have no responsibility, or liability with respect to any Licensed Product and agrees to hold HRI, the New York State Department of Health and New York State harmless from any and all damages, losses, costs and expenses which they incur as a result of any action, claim or demand as a result of activities by BIOGEN, its Affiliates and sublicensees arising out of or relating to Licensed Product.

     5.4 BIOGEN, its Affiliates and its sublicensee(s) agree to comply with all regulations and safety standards of government agencies such as the Consumer Product Safety Act and the Food and Drug Act.

6.   PATENTS
     -------

     6.1 BIOGEN shall be responsible for, and bear the costs of, the filing, prosecution, issuance, enforcement, defense and maintenance of the Licensed Patent Rights, except as provided for in Section 6.2 below.

     6.2 BIOGEN and HRI shall promptly notify the other in writing of any actual or threatened infringement of any Licensed Patent Rights, and shall at the same time provide the other with any available evidence of infringement. The parties shall then discuss what action, if any, each parties believes should be taken in the matter.

     (a) In the event BIOGEN, alone or with an Affiliate or sublicensee, wishes to take action in a suit to enforce or defend any Licensed Patent Rights, BIOGEN may take action and, at its option, join HRI as a plaintiff. BIOGEN, alone or with its Affiliates and sublicensees, shall exercise control over such action and shall bear all costs thereof, including, but not limited to attorney's fees; provided that HRI may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by HRI. Any recovery from such action shall be retained by BIOGEN or shared by BIOGEN, its Affiliates or sublicensees.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


     (b) In the event BIOGEN does not take action in a suit to enforce or defend any Licensed Patent Rights and HRI wishes to take action, HRI may take action and, at its option, join BIOGEN as a plaintiff. HRI shall exercise control over such action and shall bear all costs thereof, including, but not limited to attorney's fees; provided that BIOGEN may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by BIOGEN. Any recovery from such action shall be retained by HRI.

     6.3 In any suit as either party may institute or control to enforce or defend the Licensed Patent Rights pursuant to this Agreement, the other party hereto agrees, at the request and expense of the party initiating or controlling the suit, to cooperate in all respects, to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like.

     6.4 Neither party may enter into a settlement or consent judgment or other voluntary and final disposition of any suit effecting the Licensed Patent Rights without the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the party instituting or controlling (as the case may be) any suit referred to in this Article 6 shall have the right to settle any claims for infringement upon such terms and conditions as it, in its sole discretion, shall determine (including through the granting of a sublicense by BIOGEN).

     6.5 In the event an infringement or infringements by third parties of the Licensed Patent Rights significantly affects BIOGEN's sales of Licensed Product(s) by capturing [**] of BIOGEN's market share, and neither HRI nor BIOGEN elect to bring an infringement suit against such infringer, the royalties hereunder payable by BIOGEN pursuant to Article 2 shall be reduced by [**] of the sums otherwise payable; provided, however, that BIOGEN presents information to HRI showing the loss of market share and that such infringer has refused to enter into a royalty bearing, sublicensing agreement with BIOGEN on terms reasonably acceptable to BIOGEN.

     6.6 In the event that one or more patents, or particular claims therein (which read on the Licensed Product) within the Licensed Patent Rights expire, or are abandoned, or are declared invalid or by a court of last resort, or by lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefor, then such patents or particular claims shall, as of the date of expiration or abandonment or final decree of invalidity as the case may be, cease to be included within the License Patent Rights for the purpose of this Agreement. HRI agrees to renegotiate in good faith with BIOGEN a reasonable royalty rate under the remaining Licensed Patent Rights which are unexpired and in effect, and under which BIOGEN desires to retain a license if BIOGEN can demonstrate that subsequent to such expiration, invalidity or abandonment of patents or particular claims (but not all of the Licensed Patent Rights) BIOGEN's market share of Licensed Products has been reduced by more than [**].

7.   DURATION AND TERMINATION
     ------------------------

     7.1 The license granted hereunder shall continue until expiration of the last remaining patent granted from the Licensed Patent Rights, unless earlier terminated in accordance with this Article.

     7.2 The royalty obligations in each country shall end on a country-by-country basis upon expiration of the patent granted from the Licensed Patent Rights in such country.

     7.3 BIOGEN shall have the right to terminate this Agreement upon ninety
(90) days prior written notice to HRI and upon payment of a termination fee equal to the minimum annual royalty set forth in Section 3.2(a) of this Agreement.

     7.4 HRI shall have the right to terminate this Agreement: (a) in the event BIOGEN materially breaches this Agreement or fails to account for or pay royalties or minimum royalties as herein provided, provided, however, that if BIOGEN cures the said breach or default within ninety (90) days of notice, this license shall continue in full force and effect; and (b) immediately upon written notice to BIOGEN in the event of bankruptcy, liquidation or insolvency of BIOGEN.

     7.5 Upon any termination of this Agreement nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination, and BIOGEN may after the effective date of such termination sell all Licensed Product(s) that it may have on hand at the date of termination provided that it pays the royalties as provided in this Agreement.

8.   NOTICES
     -------

     8.1 Any notice required or permitted to be given hereunder shall be sent in writing by registered or certified airmail, postage prepaid, return receipt requested, or by telecopier, air courier or hand delivery, addressed to the party to whom it is to be given as follows:

If to BIOGEN:     BIOGEN, INC.
                  14 Cambridge Center
                  Cambridge, MA 02142
                  Telecopier:  617 491 1228
                  Attention:  Vice President -
                  Marketing and Business

With a copy to:   BIOGEN, INC.
                  14 Cambridge Center
                  Cambridge, MA 02142
                  Telecopier:  617 491 1228
                  Attention:  Vice President -
                  General Counsel

If to HRI:        HEALTH RESEARCH INC.
                  1683 Empire State Plaza
                  Albany, NY 12237

                  Telecopier:  (518) 474-4434
                  Attention:  Director of Operations

or to such other address or addresses as may from time to time be given in writing by either party to the other pursuant to the terms hereof.

     8.2 Any notice sent pursuant to this Article shall be deemed delivered within 5 days if sent by airmail and within 24 hours if sent by air courier or hand delivery.

9.   ARBITRATION
     -----------

     9.1 The parties desire to avoid and settle without litigation future disputes which may arise between them relative to this Agreement. Accordingly, the parties agree to engage in good faith negotiations to resolve any such disputes. In the event they are unable to resolve any such dispute through negotiation, then such dispute shall be submitted to arbitration in accordance with the Rules of the American Arbitration Association (hereinafter "Rules") then in effect and the award rendered by the arbitrators shall be binding as between the parties and judgment on such award may be entered in any court having jurisdiction thereof, provided, however, that with respect to any matter in dispute concerning royalties due and payable by one party, such party shall have previously exercised its rights to have an auditor examine the records of the other party pursuant to Article 3 herein before proceeding, and further provided that a dispute relating to the payments set forth in Paragraphs 3.1 and
3.2 of this Agreement which arises out of a contention regarding the interpretation or validity of the Licensed Patent Rights shall not be submitted to arbitration.

     9.2 Three neutral arbitrators shall be appointed by the American Arbitration Association in accordance with such Rules, and at least one of such arbitrators shall be an attorney-at-law, and all decisions and awards shall be made by majority of them except for decisions relating to discovery and disclosures as set forth in Paragraph 9.3 hereof.

     9.3 Notice of a demand for arbitration of any dispute subject to arbitration by one party shall be filed in writing with the other party and with the American Arbitration Association. The parties agree that after any such notice has been filed, they shall, before the hearing thereof, make discovery and disclosure of all matters relevant to such dispute. Discovery and disclosure shall be completed no later than ninety (90) days after filing of such notice of arbitration unless extended upon a showing of good cause by either party to the arbitration. The arbitrators may consider any material which is relevant to the subject matter of such dispute even if such material might also be relevant to an issue or issues not subject to arbitration hearing.

     9.4 In the event a patent which is the subject matter of an award rendered by the arbitrators is subsequently determined to be invalid or unenforceable in a judgment rendered by a court of competent jurisdiction from which no appeal can or has been taken, such award may be modified by a court of competent jurisdiction upon application by any party to the arbitration. Any such modification shall govern the rights and obligations between the parties from the date of such modification.

10.  MISCELLANEOUS PROVISIONS
     ------------------------

     10.1 Neither party shall assign this Agreement without the written consent of the other party which consent shall not be unreasonably withheld; provided, however, that either party, without such consent, may assign or sell the same to an affiliate or in connection with the transfer or sale of all or substantially all of its business or in the event of its merger, consolidation, or joint venture with another company. Each assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligations which such party then has hereunder.

     10.2 This Agreement constitutes the entire understanding between the parties and may not be varied except by a written document signed by both parties.

     10.3 This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, except that questions affecting the validity, construction, and effect of any foreign patent shall be determined by the laws of the country in which the patents were granted.

     10.4 The provisions of this Agreement are severable, and in the event that any of the provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals and duly executed this License Agreement the day and year first written above.

BIOGEN, INC.                               HEALTH RESEARCH INC.

By: /s/ Alan Tuck                          By: /s/ Lee J. VanDeCarr
   -----------------------------              -------------------------------

Name:  Alan Tuck                           Name:   Lee J. VanDeCarr

Title: Vice President-Marketing &          Title:  Sec/Treasurer
       Business

Date:  28 May 1990                         Date:   June 4, 1990

                                    EXHIBIT A
                                    ---------
LICENSED PATENT RIGHTS

1. United States patent application Serial No. 395,482 filed August 18, 1989, entitled "Novel Inhibitors of Thrombin".

                      AMENDMENT NO. 1 TO LICENSE AGREEMENT

     This Amendment No. 1 to License Agreement is made as of this 1st day of April, 1996 by and between Biogen, Inc., a Massachusetts corporation with its principal offices located at 14 Cambridge Center, Cambridge, Massachusetts, 02142 ("Biogen") and Health Research, Inc., a not-for-profit corporation with offices located at 66 Hackett Boulevard, Albany, New York 12209 ("HRI").

     Biogen and HRI are parties to a certain License Agreement dated as of June 4, 1990 ("License Agreement") under which HRI has granted to Biogen a license to HRI's rights in certain jointly-owned patents. Biogen and HRI would like to amend Section 10.1 of the License Agreement regarding assignment and sublicensing. Therefore, they agree as follows:

     SECTION 1. Section 10.1 of the License Agreement shall be amended to read in its entirety as follows:

     10.1 Neither party shall assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party without such consent, may assign or sell the same to an affiliate or in connection with the transfer or sale of all or substantially all of its business or in the event of its merger, consolidation or joint venture with another company. Except as provided below, each assignee shall assume all obligations of its assignor.

     Each party shall give the other party prior written notice of any assignment for which consent is required hereunder. If a party providing notice of a proposed assignment has not received written objection to the assignment from the other party within ten (10) days after receipt of the notice, the other party shall be deemed to have consented to the assignment for purposes of this Section.

     Biogen is co-owner of the Licensed Patent Rights, and Biogen may decide to retain its rights and obligations under Sections 6.1 through 6.4 of this Agreement notwithstanding the assignment of its other rights and obligations to a third party. However, whether or not Biogen decides to retain such rights and obligations, Biogen's assignee, as a condition to such assignment, shall be obligated to pay (1) the applicable non-refundable fees set forth in Section 3.1 (if they have not previously been paid by Biogen), and (2) the royalties set forth in Section 3.2 of this Agreement.

     If, in connection with an assignment, Biogen is a sublicensee of its assignee, HRI shall be entitled to receive (i) royalties on its assignee's Net Sales pursuant to Sections 3.2(a) and (b), and (ii) pursuant to Section 3.2(c), royalties on the Sublicense Income received by the assignee from sales by Biogen.

     Each party shall properly notify the other party in writing of any completed assignment. Except as expressly provided above, upon assumption by assignee of all or part of this Agreement in accordance with this
     Section 10.1, the obligations assumed by the assignee shall cease in their entirety to be obligations of the assignor, except that no assignment shall relieve either party of its responsibility to the other party for the performance of any obligations accrued prior to the date of the assignment.

     SECTION 2. The reference in the sixth line of Section 6.5 of the License Agreement to "Article 2" shall be changed to "Article 3."

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

BIOGEN, INC.                                HEALTH RESEARCH INC.

By: /s/ Kenneth M. Bate                     By: /s/ Lee J. VanDeCarr
   --------------------------------            -----------------------------

Name:  Kenneth M. Bate                      Name:  Lee J. VanDeCarr

Title:  VP Marketing & Sales                Title:  Sec/Treasurer

                             ASSIGNMENT OF LICENSE

     Agreement dated as of March 21, 1997 by and between BIOGEN, INC., a corporation organized under the laws of the Commonwealth of Massachusetts with its principal executive offices located at Fourteen Cambridge Center, Cambridge, MA 02142 ("Biogen"), and THE MEDICINES COMPANY, a corporation organized under the laws of the State of Delaware with its principal executive offices located at Suite 408, One Cambridge Center, Cambridge, MA 02142 (the "TMC").

     WHEREAS, Biogen has rights under a License Agreement dated as of June 6, 1990 by and between Biogen and Health Research, Inc., as amended by an Amendment No. 1 to License Agreement dated as of April 1, 1996 (the "License"); and

     WHEREAS, TMC wishes to have assigned to it, and Biogen is willing to assign to TMC, all of Biogen's rights and obligations under the License;

     NOW THEREFORE, for one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Biogen and TMC hereby agree as follows:

1. TRANSFER OF LICENSE. Biogen assigns, transfers and conveys to TMC the License and all of Biogen's rights and obligations under the License and TMC accepts the same. TMC shall be responsible for, and shall pay or discharge, any and all liabilities and obligations of Biogen under the License.

     IN WITNESS WHEREOF, Biogen and TMC have caused this Agreement to be executed as a sealed instrument as of the date first written above.

BIOGEN, INC.                            THE MEDICINES COMPANY


By: /s/ James R. Tobin                  By: /s/ Clive A. Meanwell
   -------------------------------          ------------------------------
   James R. Tobin                           Clive A. Meanwell
   President and Chief Executive            President and Chief Executive
   Officer                                  Officer